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Exhibit 21

List of Significant Subsidiaries of Joe's Jeans Inc.

Joe's Jeans Subsidiary, Inc.
Joe's Jeans Retail Subsidiary, Inc.
Innovo West Sales Inc.
Hudson Clothing Holdings, Inc.
HC Acquisition, Inc.
Hudson Clothing LLC

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  Exhibit 21
List of Significant Subsidiaries of Joe's Jeans Inc.